Amendment No. 4 to Fund Participation and Service Agreement

between

Pacific Life Insurance Company

Pacific Life & Annuity Company

American Funds Distributors, Inc.

American Funds Insurance Series

American Funds Service Company

and

Capital Research and Management Company

Pacific Life Insurance Company and Pacific Life & Annuity Company (collectively shall be called the “Insurance Company”), on its behalf and on behalf of certain segregated asset accounts of the Insurance Company, American Funds Distributors, Inc., American Funds Insurance Series, American Funds Service Company and Capital Research and Management Company, have previously entered into a Fund Participation and Service Agreement dated October 1, 2013 (as amended to date, the “Agreement”).  The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                                    The preamble to the Agreement is hereby deleted and replaced with the following:

Pacific Life Insurance Company (“Pacific Life”) and Pacific Life & Annuity Company (“Pacific Life & Annuity”) (hereinafter Pacific Life and Pacific Life & Annuity, separately and collectively, shall be called the “Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the “Funds” and, individually, a “Fund”), for good and valuable consideration, hereby agree on this 1st day of October 2013, that shares of the Funds shall be made available to serve as underlying investment media for certain variable annuity and variable life insurance contracts (hereinafter called “Contract(s)”; holders of such Contracts hereinafter called “Contractholder(s)”) to be offered by the Insurance Company subject to the following provisions:”

2.                                    The first sentence of Section 1 a is hereby deleted and replaced with the following:

“As distributor of the Series, AFD agrees to make Class 1, Class 2, Class 4, and Class P2 shares of the Funds that offer such share class available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement.”

3.                                    The following sentence is added to Section 1.a.

“The Insurance Company agrees to give the Series and CRMC at least thirty (30) days’ notice prior to adding any additional Funds as underlying investment options to the Contracts. AFD reserves the right to approve any proposed addition by the Insurance Company.”

4.                                    Section 2 is hereby deleted and replaced with the following:

“The Insurance Company will be entitled to a Rule 12b-1 distribution fee paid by the Series, to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2, Class 4, and Class P2 shares of each Fund attributable to the Contracts for as long as the Series’ Plans of Distribution pursuant to Rule 12b-1 under the 1940 Act remain in effect.”

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of May 1, 2019.

PACIFIC LIFE INSURANCE COMPANY
for itself and on behalf of the Separate Accounts

By:	/s/ Jose T. Miscolta
Name: Jose T. Miscolta
Title: Assistant Vice President

Attest:	/s/ Brandon J. Cage
Name:	Brandon J. Cage, Assistant Secretary

PACIFIC LIFE & ANNUITY COMPANY
for itself and on behalf of the Separate Accounts

By:	/s/ Jose T. Miscolta
Name: Jose T. Miscolta
Title: Assistant Vice President

Attest:	/s/ Brandon J. Cage
Name:	Brandon J. Cage, Assistant Secretary

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/ Timothy W. Moltale
Name: Timothy W. Moltale
Title: Secretary

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Steven I Koszalka
Name: Steven I. Koszalka
Title: Secretary

AMERICAN FUNDS SERVICE COMPANY

By:	/s/ Angela M. Mitchell
Name: Angela M. Mitchell
Title: Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Maria Manotok
Name: Maria Manotok
Title: Sr. Vice President